Exhibit 19.3
CAESARS ENTERTAINMENT, INC.
Supplement to Securities Trading Policy (the “Policy”)
For “Pre-Clearance Insiders” (Directors and Section 16 Officers)

1.Purpose

Under the Policy, all “Pre-Clearance Insiders” must pre-clear transactions in Company Securities, even during an Open Trading Window Period (as defined in the Policy Supplement for Blackout Insiders). “Pre-Clearance Insiders” are all directors and officers of the Company as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other key employees of the Company, all as determined by the Company. This Policy Supplement sets forth pre-clearance procedures to be followed.

This Policy Supplement also sets forth the post-transaction notification procedures to be followed by all Caesars Company directors and Section 16 officers to facilitate compliance with the reporting provisions of Section 16 of the Exchange Act.

Please note that these procedures are part of the Policy and are not to be interpreted as personal legal or financial advice.

2.Definitions

Each capitalized term used in this Policy Supplement without definition has the meaning given to it in the Policy or Supplement to the Policy for Blackout Insiders. Please note in particular that references to a Pre-Clearance Insider include that person’s Related Persons.

3.Compliance Contacts

All questions regarding the provisions of this Policy Supplement and the accompanying Policy should be directed to Ed Quatmann, General Counsel, at 775.348.3324 or equatmann@caesars.com. Ultimately, however, the responsibility for adhering to the Policy and this Policy Supplement and avoiding unlawful transactions, whether by you or any of your Related Persons, rests with you. You should use your best judgment and consult your personal legal and financial advisors as needed. Please see Section 1.2 of the Policy for a discussion of the potential consequences of violations of the insider trading laws, the Policy or this Policy Supplement.

#4830-8368-7710v4

4.Pre-Clearance

(a)What Must be Pre-Cleared?

All Pre-Clearance Insiders must pre-clear all transactions in Company Securities to be affected either directly by them, or by or on behalf of a Related Person, subject to such exceptions as may be determined by the Board. Examples of transactions include:
•any purchase or sale of Company Securities in the public markets;
•any privately negotiated purchase or sale of Company Securities from any person or entity;
•any sale of any common stock received upon exercise of options awarded under a Company stock incentive plan; provided that Pre-Clearance Insiders may dispose of their shares under validly approved 10b5-1 plans or similar arrangements with plan administrators to satisfy any tax withholding obligations associated with such exercise;
•any sale of shares of common stock upon vesting of restricted stock issued under any Company incentive plan; provided that Pre-Clearance Insiders may dispose of their shares under validly approved 10b5-1 plans or similar arrangements with plan administrators to satisfy any tax withholding obligations associated with such vesting;
•any sale of shares of common stock received upon vesting of a restricted stock unit (RSU) issued under any Company incentive plan; provided that Pre-Clearance Insiders may dispose of their shares under validly approved 10b5-1 plans or similar arrangements with plan administrators to satisfy any tax withholding obligations associated with such vesting;
•any sale of any common stock received upon exercise of (“SARs”) awarded under a Company stock incentive plan; provided that Pre-Clearance Insiders may dispose of their shares under validly approved 10b5-1 plans or similar arrangements with plan administrators to satisfy any tax withholding obligations associated with such exercise;
•any investment reallocation or “fund-switching” involving Company Securities in plan funds (for example, allocations of holdings of Company Securities within a 401(k) or other defined contribution plan);
•any sale or conversion of, or sale of any shares of common stock received upon conversion of, any convertible notes or debentures of any Caesars Company;
•any gift of Company Securities, whether to a Related Person, a charitable institution, or any other person or entity;
•any pledge of Company Securities as collateral for a loan, or in connection with the opening of a margin account; and
•any monetization, hedging transaction or other non-standard transaction involving Company Securities (whether equity or debt).

#4830-8368-7710v4

2

(b)How and When Should Pre-Clearance be Requested?

Please contact Ed Quatmann, General Counsel, by telephone or e-mail as provided in Section 3 to request pre-clearance of a contemplated transaction (or in the General Counsel’s absence, the Chief Financial Officer). The Office of the General Counsel will provide a clearance or objection within two (2) business days and will use reasonable efforts to respond on the same day that the pre-clearance request is submitted.

When submitting a request, please include the following information:

•a description of the transaction you or your Related Person intends to effect,
•the type and amount of Company Securities involved in the transaction,
•the proposed transaction date, and
•contact information for the executing broker-dealer or other party that will execute the transaction.

Pre-clearance requests may be submitted at any time, including during Blackout Periods; however, pre-clearance will only be granted during Open Trading Window Periods.

The Chief Executive Officer or Chief Financial Officer, after consultation with the Company’s outside securities counsel in his or her sole discretion, is responsible for the disposition of any pre-clearance request submitted by the Office of the General Counsel.

(c)When does a Pre-Clearance Approval Expire?

After obtaining a pre-clearance approval, an irrevocable execution order must be given within five (5) trading days, or a new pre-clearance request is required.

5.Exception from Pre-Clearance Requirements for Transactions Under Validly Approved Rule 10b5-1 Trading Plans

The Company reserves the right to not permit any Rule 10b5-1 trading plans or to place limitations on the use of such plans. If such plans are permitted by the Company, the plan must also be approved by the Company. Although the adoption of a Rule 10b5-1 plan is itself subject to pre-approval, once the plan has been validly adopted and approved, transactions in Company Securities that are affected under the plan are not subject to pre-clearance. Please see Section 6 of the Blackout Insider Supplement to the Policy for further information regarding Rule 10b5-1 plans. In order to facilitate compliance with the post-transaction notification requirements discussed below, the Office of the General Counsel and Compensation Committee will withhold pre-clearance for any Rule 10b5-1 trading plan for director or Section 16 officer unless the plan requires the broker to notify the Office of the General Counsel in the manner specified below no later than the day the transaction is executed.

#4830-8368-7710v4

3

6.Post-Trade Notification Requirements for Directors and Section 16 Officers

Section 16(a) of the Exchange Act requires officers and directors to report certain transactions in the equity securities of the Company on a Form 4 filed with the Securities and Exchange Commission (“SEC”) in writing within two business days after the execution of the transaction (“T+2”). Any violation of these requirements must be disclosed in the Company’s SEC filings and may result in SEC-imposed sanctions. Although the responsibility for filing these reports rests with the individual officer or director, the Office of the General Counsel will prepare the necessary Form 4 filings for you provided that it receives a notification no later than the day the transaction is executed; provided, however, that such a notification is not required in connection with exercises of stock options or SARs that are reported to the Office of the General Counsel. The notification must include the date of execution, the type and amount of securities involved and the price.

The requirement to notify the Office of the General Counsel of the specifics of a particular reportable transaction in the Company’s equity securities is separate from, and in addition to, your obligation to pre-clear all transactions involving Company Securities with the Office of the General Counsel.

Any former Section 16 officer or director who wishes to engage in any transaction in the Company’s equity securities must continue to seek pre-clearance from, and provide post- transaction notification to, the Office of the General Counsel for a period of six (6) months following his or her departure from the Company for any reason.

Additional information concerning the requirements of Section 16 of the Exchange Act is available to officers and directors from the Office of the General Counsel.

7.Form 144 Filing Requirements

Rule 144 under the Securities Act of 1933 (“Securities Act") is a safe harbor to ensure that sales of the Company’s common stock (regardless of how acquired) by directors, executive officers and holders of more than 10% of the Company’s common stock comply with the Securities Act. In most cases, you (or the broker on your behalf) are required to file a Form 144 with the SEC concurrently with or before placing an order with your broker to sell the
Company’s common stock (including sales of common stock acquired upon vesting of RSUs). The Company’s treasury department will coordinate with the stock plan administrator to file a Form 144 for sales of stock held within your stock plan account that you acquired upon vesting of RSUs. However, the treasury department and the Office of the General Counsel do not coordinate the preparation and filing of Forms 144 for shares of common stock that you hold outside of your stock plan; your outside broker or other market professional should prepare it for you.

8.Certification

All persons covered by this Policy Supplement have an obligation to read it carefully and understand its provisions. Further, all persons covered by this Policy Supplement must certify compliance upon request of the Company.

#4830-8368-7710v4

4

CAESARS ENTERTAINMENT, INC.
Supplement to Securities Trading Policy
For “Pre-Clearance Insiders” (Directors and Section 16 Officers)

The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with, the Company’s Securities Trading Policy and the Supplement thereto applicable to “Pre-Clearance Insiders.”

Signature:

Name Printed:

Date:

#4830-8368-7710v4

5